EX-99.g.1.iii

AMENDMENT NO. 3 TO MUTUAL FUND CUSTODY AND SERVICES AGREEMENT

This Amendment No. 3 (“Amendment”) is made as of the 31st day of December, 2017, by and between OPTIMUM FUND TRUST (referred to herein as the “Fund”) and THE BANK OF NEW YORK MELLON (formerly, Mellon Bank, N.A.) (“Custodian” or “BNY Mellon”).

BACKGROUND:

A.       The Fund and Custodian are parties to a Mutual Fund Custody and Services Agreement dated as of July 20, 2007, as amended (the “Agreement”), relating to Custodian’s provision of custody services to the Fund and its series (“Series”). This Amendment is an amendment to the Agreement.

B.       The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Appendix E to the Agreement is amended by adding the following paragraph:

Earnings credits and overdraft rates will be calculated monthly on the basis of the following formula: The Account may earn interest on balances, including disbursement balances and balances arising from purchase and sale transactions.  For each month during which the Custodian holds property for the Fund, there shall be an adjustment to the custody fees, calculated as follows.  For each day of the month in which the closing cash balance of the Account is more than zero, such cash balance amount will earn interest calculated by taking the amount of the idle balance multiplied by the Overnight Federal Funds Rate (defined below) minus .50% divided by 365 days.  The amount of interest credit shall be known as the "Daily Credits." Alternatively, for each day of the month in which the closing balance of the Account is less than zero (an "overdraft"), the overdraft amount will be subject to a charge calculated by taking the amount of the overdraft multiplied by the Overnight Federal Funds Rate (defined below) plus .50% divided by 365 days. The amount of interest charge shall be known as "Daily Charges."  The net of the Daily Credits and Daily Charges for a particular month will be credited or debited, as the case may be, to the Monthly Notification for the applicable period.  Monthly credit balances will roll forward to offset future Custodian fees and expenses.  Unused Daily Credits will expire at calendar year end. Credit balances may not be transferred.  They are used exclusively to offset Custodian fees and expenses and shall not be applied against investment or other related expenses.  A Daily Charge shall not apply to the extent that an overdraft is solely due to Custodian error.

The term "Overnight Federal Funds Rate" shall mean, for any month, the average of daily "Federal Funds Rates" for such month.  In turn, the daily Federal Funds Rates shall mean, for any day, the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day.

2.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement, as well as capitalized terms not defined in this Amendment, shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	To the extent required by applicable law, the terms of this Amendment and the fees and expenses associated with this Amendment have been disclosed to and approved by the Board of Trustees of the Fund.

(e)	This Amendment shall be governed by the laws of The Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

OPTIMUM FUND TRUST,

on behalf of the following Series

Optimum Fixed Income Fund

Optimum International Fund

Optimum Large Cap Growth Fund

Optimum Large Cap Value Fund

Optimum Small-Mid Cap Growth Fund

Optimum Small-Mid Cap Value Fund

By:	/s/ Stephen J. Busch

Name:	Stephen J. Busch

Title:	Senior Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Christopher Healy

Name:	Christopher Healy

Title:	Managing Director

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